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Exhibit 10.623

[CHIRON LETTERHEAD]

CONFIDENTIAL

Dear John,

        As you are aware, we are in the process of reorganizing our business in the United Kingdom, with the result that Chiron Corporation Limited will be transferring part of its U.K. business to an Italian company, Chiron Vaccines Holding s.r.l. (the "Company").

New Employer

        The practical consequence of this reorganization is that from 1 July 2003 you will be employed by Chiron Vaccines Holding s.r.l.—UK Branch. However, with the exception of the name and identity of your employer, your existing terms and conditions of employment will otherwise be unaffected, and your period of continuous employment with Chiron Corporation Limited will be preserved for employment law purposes.

        The principal effect to your personal affairs arising from this transfer is that you will become subject to taxation on your income under both the Italian tax regime and that of the U.K.

Tax Equalization

        Chiron intends to apply the following policy in respect of this transfer regarding your tax liabilities during your employment:

  (i)
  Hypothetical Tax.    An employee's hypothetical tax is the applicable income tax and National Insurance contributions that the employee would have paid in the normal course, with respect to his salary, bonus and any other benefits (including, without limitation, the value of share options granted) provided by the employer, if he had remained employed by a U.K. registered and resident company.

  (ii)
  General Procedure and Calculation of Hypothetical Tax.    The Company will bear your overall worldwide tax burden to the extent it exceeds your hypothetical tax liability upon advice of third party tax consultants, which tax consultants reserve the right to recommend that certain tax filing positions be taken and that various elections be made on your British and/or Italian individual income tax returns in order to reduce your tax burden. If you decide not to accept these tax filing recommendations, you will then bear the additional tax cost related to not taking the tax positions and/or elections recommended by Chiron.

    Any U.K. and Italian tax liabilities incurred by you, with respect to your salary, bonus and any other benefits provided by the Company, in excess of the hypothetical tax liability, will be paid by Chiron.

  (iii)
  Tax Position Challenges.    It is our objective that any employee covered by the Company's tax equalization policy pay the least amount of tax legally possible. It is recognized that the tax laws of many jurisdictions (in this case, the U.K. and Italy) are not always straightforward. Accordingly, the amount of tax an employee owes to a jurisdiction may vary based upon how the relevant tax law is interpreted and applied to the employee's facts and circumstances. In such situations, it is our policy to engage professional tax advisers with the objective of paying the least amount of tax legally possible.

    It is recognized that a taxing jurisdiction may challenge tax positions that achieve our policy of tax minimization. If a tax position taken with respect to an employee is challenged, we will pay all the professional costs involved with the examination and defence of the position, and any taxes, penalties or interest resulting from the position.

    This tax equalization of any tax underpayments, penalties and interest also applies if it is attributable to a period of time during which the employee was employed by the Company, even if the employee is no longer employed by the Company when the investigation or tax deficiency arises.

Reimbursement and Indemnity

        In accordance with the tax equalisation policy outlined above, we would like to assure you that Chiron Vaccines Holding s.r.l. will:

  (i)
  at all times promptly reimburse you for any additional taxation or costs incurred by you or for which you may be held liable as a result of this change of employer, so that your net earned income and level of benefits are unchanged and will continue to be unaffected by the double taxation regime arising from your contract of employment with the Company. This reimbursement obligation applies equally to any final payment (e.g., redundancy payments) that may be made arising from the termination of your contract of employment;

  (ii)
  indemnify you on demand for any costs, fees or expenses reasonably incurred by you or which may be levied by any relevant authority in connection with such double taxation treatment, whether in the U.K. or Italy, and both during and after your employment; and

  (iii)
  meet the cost of all reasonably required professional advice and support for any additional administrative or legal obligations with which you may be required to comply (for example, the preparation and submission of tax returns), in the U.K. and in Italy, both during or after your employment, so far as these administrative and legal obligations are linked with or arise from your contract of employment. This provision applies also to necessary professional support in any audit by, or litigation with, any tax authority connected with or arising from your contract of employment, in the U.K. or in Italy, both during or after your employment.

        The obligation to reimburse and indemnify contained above is given by the companies below for and on behalf themselves and any successor or assignee group company to which either of them or their respective business and assets may at any time succeed or be assigned.

        If you have any questions in relation to this variation to your contract of employment, please contact Katrien Nachtergaele. To acknowledge your agreement to the change of employer outlined above, please sign and date the attached duplicate of this letter and return to Katrien.

Yours sincerely,

/s/  JOHN A. LAMBERT

John A. Lambert
For and on behalf of Chiron Corporation Limited

Giuseppe M. Marini
For and on behalf of Chiron Vaccines Holding s.r.l.

/s/ GIUSEPPE MARINI

I confirm that I have read the above letter and agree to the variation of my contract of employment as stated.

Signed:	/s/ JOHN A. LAMBERT	Dated:	1st July 2003.
John A. Lambert

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  Exhibit 10.623